Exhibit 99.1

PRESS RELEASE

Prothena Announces Leadership Team Updates
•Chad J. Swanson, Ph.D., appointed Chief Development Officer and will lead clinical development and medical functions
•Hideki Garren, MD, Ph.D., Chief Medical Officer, will pursue an opportunity at a large pharmaceutical company to lead a global product development division

DUBLIN, Ireland, September 27, 2024 -- Prothena Corporation plc (NASDAQ:PRTA), a late-stage clinical biotechnology company with a robust pipeline of investigational therapeutics built on protein dysregulation expertise, today announced that Chad Swanson, Ph.D., has been appointed Chief Development Officer and will assume leadership of clinical development and medical functions. Chad will join Prothena’s executive leadership team and will report to Gene Kinney, Ph.D., President and Chief Executive Officer. Hideki Garren, M.D., Ph.D., will pursue an opportunity at a large pharmaceutical company to lead a global product development division. Prothena will initiate a search for a world-class healthcare leader as our next Chief Medical Officer.

“We are excited to work closely with Chad in this key leadership role, leveraging his deep clinical and research experience in neuroscience that will enhance our ability to advance Prothena’s broad pipeline,” said Dr. Kinney. “On behalf of our board and all Prothenians, I would like to thank Hideki for his leadership and the strong team and culture he helped build over the past three and half years, as well as his forward thinking and succession planning leading to a seamless transition for Chad to continue to lead our robust R&D pipeline. During his tenure, Hideki helped to create a robust clinical foundation and set Prothena on a path for future success.”

“I am extremely proud of my time at Prothena, building and strengthening our clinical and medical operations in support of our many potential best-in-class therapeutics. Having recruited and worked with Chad over the past two years, I

Exhibit 99.1
have full confidence in our succession plan and his ability to lead Prothena as Chief Development Officer,” said Dr. Garren. “I believe the upcoming meaningful clinical readouts, across multiple Prothena programs during the next nine months and beyond, have the potential to be transformational for millions of patients and their families across a wide range of unmet medical needs. I have enjoyed my time and benefited from working alongside Prothenians who have contributed to an industry leading R&D pipeline. Prothena’s scientific expertise in protein dysregulation is unmatched in the industry.”

Dr. Swanson is a neuropharmacologist with over 20 years industry experience and joined Prothena as Senior Vice President and Head of Clinical Development in January 2023 from Eisai, Inc. where he was the Executive Director of Clinical Research in the Alzheimer’s Disease Brain Health group. In that role, he served as the International Project Team Leader, responsible for all aspects of the lecanemab program. During his 11-year tenure at Eisai, Dr. Swanson delivered a highly innovative Phase 2 dose finding study that established proof of concept for lecanemab in treating early Alzheimer’s disease. Based on those Phase 2 results, he led regulatory submission activities that resulted in the accelerated approval of LEQEMBI™ in January 2023.

“I am excited for this great opportunity to lead such a talented and passionate Prothena team where we put patients and their families at the center of everything we do,” said Dr. Swanson. “I am very much looking forward to joining the executive leadership team, working even more closely with the board and Gene, as we continue to advance our potential best-in-class portfolio addressing neurodegenerative and rare peripheral amyloid diseases.”

Prior to his time at Eisai, Dr. Swanson was Senior Scientist and US Head of Neurochemistry, Target Discovery and Assessment at Lundbeck, Inc, where he led several discovery programs, and a laboratory devoted to discovery and preclinical research in psychiatric disease.

Dr. Swanson received his Ph.D. from the Medical University of South Carolina in Physiology and Neuroscience, and his B.S. from the University of Wisconsin–Madison in Zoology with neurobiology emphasis.

About Prothena
Prothena Corporation plc is a late-stage clinical biotechnology company with expertise in protein dysregulation and a pipeline of investigational therapeutics with the potential to change the course of devastating neurodegenerative and rare peripheral amyloid diseases. Fueled by its deep scientific expertise built over decades of research, Prothena is advancing a pipeline of therapeutic candidates for a number of indications and novel targets for which its ability to integrate scientific insights around neurological dysfunction and the biology of misfolded proteins can be leveraged. Prothena’s pipeline includes both wholly-owned and partnered programs being developed for the potential treatment of diseases including AL amyloidosis, ATTR amyloidosis, Alzheimer’s disease, Parkinson’s disease and a number of other neurodegenerative diseases. For more information, please visit the Company’s website at www.prothena.com and follow the Company on Twitter @ProthenaCorp.

Exhibit 99.1
Contacts:

Investors
Mark Johnson, CFA, Vice President, Investor Relations
650-417-1974, mark.johnson@prothena.com
Media
Michael Bachner, Senior Director, Corporate Communications
609-664-7308, michael.bachner@prothena.com